EXHIBIT 10.26

                        CONTINUING DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT ("Agreement") is entered into this 20th day of April 1998 by and between KTEH, San Jose Public Television, a California Public Benefit corporation with principal offices at 1585 Schallenberger Road, San Jose, California, 95131 ("KTEH") on the one hand, and American Champion Media, Inc., a Delaware corporation, with principal offices at 26203 Production Avenue, Suite 5, Hayward, California, 94545, ("ACM") on the other hand.

Recitals

KTEH and ACM (collectively the "Parties") have successfully completed the production and distribution of thirteen one half hour episodes of a television series called "Adventures With Kanga Roddy" (the "Program") and have negotiated a transaction whereby ACM will produce and KTEH will distribute twenty six more one half hour episodes and two one hour episodes of the Program. The parties have separately negotiated a transaction wherein KTEH will provide technical facilities for the continuing production of the series.

Principal Terms

1. Grant. ACM hereby grants to KTEH the sole and exclusive right for the full Term and Territory, to exhibit, distribute, advertise, market and otherwise exploit the Program on Public Broadcast Service ("PBS") affiliated stations for unlimited plays.

2. Territory. The Territory of the grant herein includes the United States, its territories and possessions, limited to PBS affiliated stations.

3. Term. The Term of this grant shall commence as of the date of execution hereof and continue until two (2) years from the initial broadcast of each episode of the Program by KTEH in the Territory.

4. Royalty. All monies actually received by KTEH from the exploitation of the rights granted to it hereunder (net of third party distribution fees and costs) shall be allocated and paid as follows:

(a) KTEH shall be entitled to receive and retain an amount equal to fifteen percent (15%) of such monies as its distribution fee and to retain an amount equal to any distribution expenses (as such distribution expenses are defined in the attached "net proceeds" definition) incurred by KTEH in connection with such exploitation.

(b)     The balance of such monies shall be allocated and paid to ACM.

5. Advance. KTEH agrees to pay to ACM the sum of $900,000 in installments according to the following schedule. Each payment shall be made on delivery of acceptable digital masters tapes of the episodes. KTEH will pay ACM $30,000 for each half hour episode delivered to KTEH and $60,000 for each one hour episode delivered to KTEH. The sums paid pursuant to this paragraph 5 shall be non-returnable.

6. Other Revenue. In consideration for the advances and royalties paid hereunder, as well as its ongoing efforts in the creation, production, marketing and distribution of the Program, KTEH shall be entitled to the following royalties. All monies actually received by ACM from the exploitation of the rights hereunder shall be allocated and paid to KTEH as follows:

(a) Eight percent (8%) of gross profit received by ACM, defined as one hundred percent (100%) of all revenue received by ACM less any applicable fees and commissions due agents, from the sale and licensing of non-broadcast ancillary rights of educational products including, but not limited to, video tapes, books, and music tapes;

(b) Notwithstanding the foregoing paragraph 6(a), five percent (5%) of gross profit received by ACM less any applicable fees and commissions due agents, from the sale and licensing of toys and clothing.

(c) Notwithstanding anything to the contrary is this Continuing Distribution Agreement or any other agreement between the Parties, in the event ACM elects at any time, now or in the future, to produce, distribute, sell, or license "Adventures With Kanga Roddy" (or any program substantially similar to it) to any media now or hereinafter invented, KTEH shall be entitled to five percent (5%) of ACM's gross profit from such production, distribution, sale or license. For the avoidance of doubt, this paragraph 6(c) is intended to cover, among other things, situations in which for a profit broadcast network acquires the rights to create and/or broadcast future episodes of the Program.

(d) In the event the Program or any episode thereof is not broadcast on any television station throughout the territory for a period of three (3) years and is thereafter broadcast in the fourth year on any station, the percentage of gross profits referred to in paragraphs 6(a) and 6(b), above, shall each be reduced by two percent (2%). In the event the Program or any episode thereof is not broadcast on any television station throughout the territory for a period of four (4) years and is thereafter broadcast on any station, the percentage of gross profits referred to in paragraphs 6(a) and 6(b), above, shall each be reduced by three percent (3%). In the event the Program or any episode thereof is not broadcast on any television station throughout the territory for a period of five (5) or more years and is thereafter broadcast at any time on any station, the percentage of gross profits referred to in paragraphs 6(a) and 6(b), above, shall each be reduced by four percent (4%).

7. Delivery. ACM agrees to make delivery of all 28 episodes of the Program on or before May 31, 2000. Notwithstanding anything to the contrary contained elsewhere herein, it is expressly agreed that delivery of the Program to KTEH will not be complete unless and until appropriate documents showing insurance and the chain of title and clear ownership of the Program by ACM have been both delivered to KTEH and approved by KTEH's attorneys (such approval not to be unreasonably withheld). Such review of said insurance and chain of title documents by KTEH's attorneys will not, however, relieve ACM of any of its obligations to KTEH pursuant to the warranties and indemnity clauses hereof.

8. Rights and Exclusivity. It is expressly understood and agreed that, throughout the Term hereof KTEH shall be the sole and exclusive owner of all rights to distribute, broadcast and engage in activities related to broadcasting functions of the Program throughout the Territory. ACM expressly represents, warrants and agrees that ACM has not prior to the date hereof and will not hereafter make any grant to any third party which would or might in any way limit or infringe upon the exclusive rights granted to KTEH hereunder during the term of this agreement.

9. Primary Market. The Parties hereto intend that the market for the Program shall be U.S. public television stations. KTEH will use its best efforts to attain maximum availability of the Program to U.S. public television households. However, given the unpredictable nature of audience tastes, KTEH cannot and does not guarantee any particular television rating level for the Program.

10. Time Slot. KTEH will broadcast the Program in a favorable time slot, which is appropriate to children's programming. Given the independent nature of U.S. public television station Programmers, KTEH cannot guarantee the time slot for the Program on other stations, but will use its best efforts to encourage other stations to utilize favorable time slots.

11. Third Party License. If, during the Term hereof, an unrelated third party wishes to exclusively license the Program in the Territory, the Parties agree to negotiate in good faith for the purposes of modifying or terminating this Distribution Agreement, it being understood that such modification or termination will involve compensating KTEH for the relinquishment of its rights hereunder. Notwithstanding the foregoing, KTEH will have no obligation to modify or terminate its rights hereunder if such modification or termination would cause the breach of any contractual commitments KTEH might have including, but not limited to, contracts with PRG or other public television stations.

12. First Refusal. Notwithstanding the foregoing paragraph 11, in the event ACM desires to license any rights in respect of the Program not granted to KTEH, ACM shall notify KTEH thereof and the Parties hereto shall negotiate in good faith for a period of thirty (30) days with regard to the terms of such grant. If the parties cannot agree on such terms, then ACM shall be free to grant such right to any third party; provided, however, that such third party grant shall be without any force or effect unless and until ACM has notified KTEH of the identity of such third party and all of the terms of such grant and KTEH has failed, within five (5) business days of its receipt of such notice, to accept such terms itself, it being understood that KTEH shall only be required to accept monetary terms or other terms which may as easily be performed by one person as another.

General Terms

1. ACM acknowledges its status as an "independent producer" and, as such, recognizes that KTEH has no obligation to withhold income taxes or FICA payments or to make any other deductions from payments made to ACM under this Agreement. Nothing in this Agreement entitles ACM to any KTEH fringe benefits, such as insurance or pension contributions, accorded to KTEH employees.

2. Underwriters (funders) -- and the content of underwriter credits -- must be subject to KTEH's approval, which will not be unreasonably withheld. Underwriter credits must be in accordance with standard PBS underwriting guidelines.

3. ACM shall be responsible for the research, writing, producing, directing and completion of the Program, including, but not limited to: over-seeing the production schedule to be established, contractual negotiations for talent and/or for rights to material owned by other parties, coordinating and supervising the activities of production and post-production staff and crews and other assigns, and completion/delivery of final product. Any discrepancy between the terms of this paragraph and the terms of the Facilities Agreement shall be resolved by reference to the Facilities Agreement which shall control.

(a) KTEH -- in its role as "Presenting Station" will provide reasonable assistance to ACM within its means to help maximize ACM'S efforts and ensure ACM'S fulfillment of its obligations under this Agreement.

(b) ACM shall retain creative control of the Program -- its design, content and execution, and ultimate dispensation. KTEH shall have the right to inspect at reasonable intervals any/all content produced for the Program, to screen "rough cuts" and variations thereof, and to require changes to the content, so as to ensure that Program meets with both KTEH and PBS standards of content and technical execution, and is factually accurate, objective and balanced in content. KTEH will also have the right to approve production credits for the Program to insure they are appropriate for PBS distribution standards.

(c) The Parties shall cooperate in good faith to resolve any disagreements affecting creative and/or technical aspects of the Program. However, ACM shall have sole authority over the creative/technical aspects of the final cuts of the Program.

5. KTEH shall be responsible for receiving, holding disbursing, and accounting for all revenue from distributors of the Program in all media throughout the Territory, and shall manage the disbursement of that revenue as per the attached Net Proceeds Definition and disbursement schedule. KTEH will release and report net proceeds to ACM. KTEH will keep or cause to be kept, in accordance with generally accepted accounting principles, books and records in which shall be entered accurately each transaction involving distribution and other exploitation of the Program. All of said books and records shall be open to reasonable inspection by ACM, subject to reasonable notice to KTEH, and with the understanding that no such examination shall be done more often than once per year. Said examination shall not interfere with KTEH's normal business activities, and shall be conducted during normal business hours. ACM will keep or cause to be kept, in accordance with generally accepted accounting principles, books and records in which shall be entered accurately each transaction involving exploitation of ancillary rights of the Program. KTEH's right to examine such records shall be on the same terms and conditions as the inspection rights granted to ACM hereunder.

6. KTEH shall make the following resources and/or services available (subject to reasonable schedules) to ACM:

(a) With respect to fund raising, KTEH shall provide Executive Producer counsel and review proposal narratives and budgets at no charge; KTEH's Corporate Development staff will be made available for direct fund raising consultation and KTEH agrees to submit to ACM prepared proposals to foundations and corporations.

(b) With respect to Program distribution, KTEH will serve as the Program's "Presenting Station" and shall provide liaison, negotiation, and contractual services with Public Broadcasting Stations and the Program Resources Group.

7. The Program shall be billed in all promotional print, broadcast, and non-broadcast uses/exhibitions as "Produced in association with Public Television Station KTEH," the exact wording of which shall be established by the parties at a later date; and KTEH shall have the right to use the Program and Program elements for purposes of Program promotion and advertising, uses relating to entry of the Program into contests and festivals, promotion and publicity for KTEH - TV in which KTEH - produced or co-produced Programs are referenced, for use as "pledge gifts" in conjunction with KTEH membership drives, and for duplication for distributors' reviews and/or similar marketing uses.

8. ACM represents and warrants that to the best of ACM'S knowledge it has full power to enter into this Agreement, and all material developed and all research conducted in connection with the Program are or will be original and have been or will be lawfully obtained, and that neither the Program or any part thereof, nor the exercise of any right granted therein, will violate or infringe upon the trademark, trade name, copyright, right of privacy or publicity, or any other property right of any person or entity, or defame, libel, slander or otherwise injure any such person or entity.

(a) ACM shall pay for, or in any other legal way secure all rights, licenses, and clearances of any third-party materials used in Program (including, but not limited to archival materials, music, artwork, photography, preproduced audio transcriptions, and/or preproduced video/film materials.)

(b) With respect to distribution of the Program, ACM shall be responsible for securing all aforementioned rights, licenses, and clearances necessary for the local and national distribution of the completed Program to domestic (United States) public television. ACM will deliver the Program free of any liens, claims, and encumbrances whatsoever in favor of any other person or entity, together will all rights necessary to exploit the Program in domestic public television and other media forms.

(c) Insurance. ACM will secure and maintain in full force and effect at its sole cost and expense during the Term hereof a standard producer's liability (errors and omissions) insurance policy issued by an admitted California insurer with coverage of at least $1,000,000/$3,000,000 with respect to the Program. Such policy shall name KTEH as an additional insured.

9. KTEH represents and warrants that it has full power to enter into this Agreement and that it shall secure all rights in the products and services contributed by KTEH necessary for the production and distribution of the Program under this Agreement.

10. The parties agree to indemnify and hold each other harmless along with each officer, director, controlling person, and agent of the parties, from and against any and all loss, claim, damage, liability, or expense, and any action in respect thereof, joint or several, together with any reasonable costs or expenses (including attorneys' fees) incurred by any such person in connection with any action, suit, proceeding, demand, assessment, or judgment incident to any of the matters so indemnified against to which any such person may become subject, due to or arising out of (1) the falsity or inaccuracy of any representation or warranty herein; (2) any claim or litigation involving any charge by third persons of violation or infringement of their rights; or (3) the use of any material furnished by one party to the other hereunder.

11. ACM and KTEH will work with one another to realize the completed Program. Neither party has entered or will enter into any agreement with any other party for the production and/or distribution of a childrens' Program based upon the Kanga Roddy fundamental concept without the consent of the other for the length of the Term hereof.

12. All right, title and interest in and to any and all footage recorded hereunder and all reproductions, excerpts or Programs derived therefrom, together with the performances embodied thereon, shall be and remain the sole property of ACM, free from any claims whatsoever by anyone including any claims by KTEH. All trademarks and copyrights in and to any such footage, characters, excerpts or Program shall be and remain the sole and exclusive property of ACM. KTEH agrees to cause to be affixed to the Program a copyright notice as follows: c 1998 (or 1999 or 2000) by American Champion Media, Inc.

13. Each party shall be deemed to be in default hereunder:

(a) If it breaches or defaults in the performance of any material obligation hereof on its part to be performed, and fails to remedy the same within a period of 30 days after receipt of written notice from the other party specifying such breach or default; or

(b) If it files a voluntary petition in bankruptcy or files petitions or answers seeking liquidation, dissolution or similar relief under the Bankruptcy Act or the Bankruptcy Reform Act of 1978 or any future Federal Bankruptcy Act or any other present or future Federal, State or other statute or law regarding bankruptcy, insolvency or other relief for debtors; or

(c) If a court of competent jurisdiction enters an order, judgment or decree approving petitions filed against it seeking any liquidation, dissolution or similar relief under the Bankruptcy Act or the Bankruptcy Reform Act of 1978 or any future Federal Bankruptcy Act, or any other present or future applicable Federal, State or other statute or law relating to bankruptcy, insolvency or other relief for debtors.

(d) Upon the happening of any one or more of the above-mentioned events, the non-breaching party shall have the right to cancel and terminate this Agreement. Notwithstanding such termination, each party shall remain fully liable to the other for any unpaid part of the transaction obligation.

14. No Partnership. Nothing herein contained shall be construed to place the parties in the relationship of partners nor constitute any party the agent of any other party, and neither party shall have the power to obligate or bind the other party in any manner whatsoever.

15. Notice. Any written notice required under any of the provisions of this Agreement shall be deemed to have been properly served by delivery in person to either party or by mailing such notice by first class mail to either party at the respective addresses set forth above, except as such addresses may be changed by notice in writing to the other party.

16. Interpretation. Regardless of the place of its physical execution, this Agreement shall in all respects be interpreted, construed and governed by the laws of the State of California.

17. Modification or Waiver. This Agreement constitutes the complete understanding of the Parties. This Agreement may not be modified or altered except by written instrument executed by KTEH and ACM. No waiver of any term or condition of the Agreement or of any breach of the Agreement or any part thereof, shall be deemed a waiver of any other term or condition of this Agreement or of any later breach of the Agreement or any part thereof.

18. Disputes; Attorneys' Fees. In any action under this Agreement, including litigation, the party which prevails will have all attorneys' fees and costs paid by the losing party.

19. Assignment. This Agreement shall be binding upon the successors and assigns of ACM. No assignment of the obligations of KTEH shall be binding upon ACM without the prior written consent of ACM.

20. Construction. Whenever required by the context of this Agreement, the singular will include the plural and vice versa; the neuter gender will include the masculine and feminine and vice versa; and the word "person" will include a corporation, partnership, firm or other form of association.

21. Counterparts. This Agreement may be executed in two or more counterparts, and when so executed will have the same force and effect as through all signatures appeared on one document.

22. Covenant of Further Assurances. The Parties agree to execute any other documents and perform any other acts which are necessary or appropriate to carry out the purposes of this Agreement.

23. Continuing Obligation. The obligations of both ACM and KTEH to pay royalties hereunder shall survive the termination of this Agreement.

24. Severability. If any term or provision of this Agreement is determined to be illegal or unenforceable, the other terms and provisions will nevertheless remain effective and will be enforced to the fullest extent permitted by law.

25. Headings. The headings, titles and captions of Articles, Sections, Subsections and paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, interpret or describe the scope of this Agreement or the intent of any provisions hereof.

26. Remedies. The remedies of the Parties under this Agreement are cumulative and shall not exclude any other remedies to which any Party may be lawfully entitled.

27. Variance in Agreements. This Continuing Distribution Agreement supercedes the Distribution Agreement between the Parties dated May 6, 1997. Except where the specific context requires a different interpretation, any variation between the terms of the two agreements should be governed by the terms contained herein.

        IN WITNESS WHEREOF, the parties have duly executed and duly witness this Agreement, which includes the Net Proceeds Definition attached hereto, as of April 20, 1998.



KTEH FOUNDATION

By:  /s/ Tom Fanella, President
      Name & Title



AMERICAN CHAMPION MEDIA, INC.

By: /s/ Anthony K. Chan, Chief Executive Officer
      Name & Title

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                             NET PROCEEDS DEFINITION



For the purpose of this Agreement, Net Proceeds shall be  defined as follows:

1. Net Proceeds as of the end of a calendar quarter shall equal Cumulative Gross Receipts at the end of that quarter less the Cumulative Expenses.

2. Cumulative Gross Receipts shall mean all funds through the end of the calendar quarter received by KTEH from the exploitation of the rights granted to it by this Agreement, including but not limited to, grants from foundations, corporate sponsorships and donations, and revenue received from distribution of the Program under the rights granted to KTEH.

3. Cumulative Expenses shall mean direct distribution expenses and fees in connection therewith actually paid by KTEH, but shall not include salaries paid by KTEH to its regular staff.

4. All Net Proceeds received by KTEH shall be allocated as set forth below, except for tile initial Net Proceeds of $l00, 000 which shall be allocated entirely to KTEH for its distribution efforts. An accounting report on Net Proceeds shall be provided by KTEH to ACM, and the related payment if any shall he made by KTEH to ACM, within 30 days after the end of every calendar quarter.

        a) Fifteen percent (15%) shall be allocated to KTEH
        b) Eighty five percent (85%) shall be allocated to ACM



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